Exhibit 15.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-237788 and 333-282386) and Form F-3 (File No. 333-279221) of Cheer Holding, Inc. (the “Company”) of our report dated March 14, 2024, relating to the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2023, which report appears in this annual report on Form 20-F for the year ended December 31, 2025.

We also consent to the reference of Assentsure PAC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

Very truly yours,

/s/ Assentsure PAC

Singapore

March 20, 2026